Exhibit 10.1

AGREEMENT

(regarding Employment Agreement)

This Agreement is made and entered into on May 13, 2024 by and among Exela Technologies, Inc. (the “Company”) and Par Chadha (the “Executive”).

WHEREAS, Company and Executive are parties to an Employment Agreement, dated September 14, 2021, governing Executive’s service as the Executive Chairman of the Company through December 31, 2023 (the “Employment Agreement”);

WHEREAS, Company and Executive desire to reinstate the Employment Agreement effective as of January 1, 2024, subject to certain changes as described below;

NOW, THEREFORE, in consideration of Executive’s continued employment by Company and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree:

1.The Employment Agreement is hereby reinstated effective as of January 1, 2024, and shall be treated as having been continuously in effect since September 14, 2021, subject to the terms of this Agreement.

2.The Employment Agreement shall constitute the reinstated employment agreement except as modified as follows:

(i)The first sentence of Section 1 (titled “Duties and Responsibilities”) of the Employment Agreement shall be amended and restated as follows:

Your term as the Executive Chairman shall be deemed to have commenced as of September 14, 2021 (the “Appointment Date”) and continue until either you or the Company terminate the employment as set forth in Section 5 below (this period of service as Executive Chairman, the “Term”).

(ii)The first sentence of Section 2(a) (titled “Base Salary”) of the Employment Agreement shall be amended to replace “$1,000,000” with “$1,250,000, less deductions as required by law, payable in equal monthly installments, for each year of the Term beginning with 2024.” The remainder of Section 2(a) shall be deleted in its entirety.

(iii)The first sentence of Section 2(b) (titled “Annual Bonus”) of the Employment Agreement shall be amended to replace “50%” with “100%” for each year of the Term beginning with 2024.

(iv)The Employment Agreement shall be amended to add a new section entitled Section 3A “Long Term Incentive Compensation” as follows:

3A. Long Term Incentive Compensation. You will be eligible for a long-term incentive grant (the “LTI”) covering $4,000,000, to be split between (i) a number of Performance Units (as defined in the Equity Plan) equal to the number of shares of common stock of the Company having an aggregate fair market value of $2,000,000 on the date hereof (“Common Stock”) and (ii) $2,000,000 in cash, and in each case subject to vesting and settlement as follows:

(a)Vesting Conditions. The LTI will be subject to vesting conditions based on the attainment of one or more performance metrics measured over a three-year performance period beginning with the fiscal year ending December 31, 2024 and ending with the fiscal year ending December 31, 2026, based on pre-established performance criteria determined by the Compensation Committee in its sole discretion.

(b) Settlement. Subject to Section 3A(c) below, following the end of the performance period the vested portion of the LTI, if any, will be paid by the Company within 30 days following the Compensation Committee’s determination of the level of attainment of the performance metrics. Vested Performance Units shall be settled in cash in an amount determined based on the volume weighted average of the reported closing prices of the Common Stock for the 30 trading days ending with the trading day immediately preceding the applicable payment date; provided, that the vested Performance Units may, at the Company’s option, be settled in cash or in Common Stock following such time that the Company’s shareholders approve an increase to the number of shares authorized for issuance under the Equity Plan by a number equal to or greater than the Performance Units issued hereunder or if a sufficient number of shares is available thereunder or if the Company’s shareholders approve an additional stock plan having a sufficient number of shares available for grant as determined by the Compensation Committee, at the election of the Compensation Committee. Notwithstanding anything in this Agreement to the contrary, to the extent that the payment in cash of any amount due and payable with respect to the LTI may be delayed as a result of one or more Valid Liquidity Concerns then the payment of such amount may be deferred pursuant to Treasury Regulation section 1.409A-1(b)(4)(ii) until the earliest date on which the Valid Liquidity Concern is no longer present.

(c)Effect of Termination of Services. The termination of your services as Executive Chairman during the performance period, other than by the Company for Cause, shall have no effect on the unvested LTI as long as you continue to provide services to the Company Group in any capacity, including as a non-employee member of the Board. Upon any termination of your services to the Company as Executive Chairman by the Company without Cause or due to your death or disability, the unvested LTI shall remain outstanding and eligible to vest in accordance with the terms established by the Compensation Committee as though there had been no such termination. Upon any termination of your services to the Company Group (i) in all capacities (whether initiated by the Company or by the Executive) other than due to death or disability, or (ii) as Executive Chairman at a time when Cause exists, in each case, at any time when any of your LTI remains unvested and outstanding, such unvested LTI shall be automatically forfeited without payment. For clarity and avoidance of doubt, the termination of your services to the Company Group for any reason, whether initiated by the Executive or by the Company Group, shall have no effect on LTI that vested prior to the date of such termination.

3.Signing Bonus. Contingent on complete execution of this Agreement, Company shall pay you a signing bonus, in the amount of $1,250,000, less applicable withholding and deductions (“Signing Bonus”). Such Signing Bonus shall be paid in a lump sum within 30 days after complete execution of this letter agreement.

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first written above.

PAR CHADHA	EXELA TECHNOLOGIES INC.

By:/s/ Par Chadha	By:	/s/ Zach Maul
(Signature)		Zach Maul
Secretary